Clifton Bancorp Inc. Announces
 Financial Results for the Second Quarter Ended September 30, 2014

Clifton, New Jersey – November 3, 2014 -- Clifton Bancorp Inc. (NasdaqGS: CSBK), the holding company for Clifton Savings Bank, today announced results for the second quarter ended September 30, 2014.  Net income for the second quarter was $1.48 million ($0.06 per diluted share).  This compares to net income of $1.41 million ($0.05 per diluted share) for the quarter ended September 30, 2013. Net income for the six months ended September 30, 2014 was $3.10 million ($0.12 per diluted share) as compared to $3.15 million ($0.12 per diluted share) for the same period in 2013.

Notable Items

●	We achieved steady earnings in tandem with increased investment in our core business;
●	Nonperforming loans to total gross loans decreased to 0.73% at September 30, 2014, our lowest level since December 31, 2011;
●	Net loans increased 1.0% and 5.6% for the three and six month periods ended September 30, 2014, respectively.

           Paul M. Aguggia, Chairman, President, and Chief Executive Officer, stated, “We achieved steady earnings during a time of ongoing strategic investments in our core business and intense competition. Despite competitive pressures, we continue to grow our loan portfolio, especially multi-family and commercial real estate loans.  We are also pleased to announce the completion of our core system conversion on October 14, 2014.  As a result of this major initiative, we are poised to offer additional products and services to customers and potential customers.  We anticipate the expenses incurred to complete the conversion will continue into the third quarter but come in close to the previously disclosed estimated expense of $600,000, as our team made cost control an important priority from the onset. We believe that leveraging our capital prudently, and investing in our core business, while maintaining pristine asset quality and expense discipline, are the cornerstones of building stockholder value.”

 Review of Balance Sheet and Credit Quality

           Clifton Bancorp’s total assets decreased $54.5 million, or 4.3%, to $1.21 billion at September 30, 2014, from $1.27 billion at March 31, 2014. The decrease in total assets was primarily due to the decision to use excess liquidity to pay down borrowings and manage its cost of funds and deposits by allowing certain promotional rates to expire. In addition, the stock subscription deposits received in connection with the second-step conversion were reflected in total assets at March 31, 2014.

           Net loans increased $32.5 million, or 5.6%, to $617.0 million at September 30, 2014 from $584.5 million at March 31, 2014.  One- to four-family loans increased $12.1 million, or 2.3%, while multi-family and commercial real estate loans increased $20.8 million, or 44.4%, for the period.  Securities, including both available for sale and held to maturity issues, increased $32.3 million, or 7.6%, to $454.6 million at September 30, 2014 from $422.3 million at March 31, 2014, primarily as a result of deployment of cash received in the second step conversion. Cash and cash equivalents decreased $117.6 million, or 61.1%, to $75.0 million at September 30, 2014 from $192.6 million at March 31, 2014, because of the inclusion of stock subscription deposits of $154.3 million at March 31, 2014.  Cash and cash equivalents were redeployed into higher- yielding assets following the completion of the second-step conversion.

           Deposits decreased $32.8 million, or 4.3%, to $731.1 million at September 30, 2014 from $763.9 million at March 31, 2014, mainly due to the withdrawal of monies previously received from a promotional rate passbook account. In addition, $5.9 million in deposits outstanding on March 31, 2014 were used to purchase stock in the second-step conversion.  Borrowed funds decreased $30.0 million, or 21.1%, to $112.5 million at September 30, 2014 from $142.5 million at March 31, 2014, as two borrowings were repaid in accordance with their original terms during the period. The average rate of outstanding borrowings as of September 30, 2014 was 2.01% at an average term of 24 months. All outstanding borrowings are with the Federal Home Loan Bank of New York.

            Total stockholders’ equity increased $163.6 million, or 84.2%, to $357.7 million at September 30, 2014 from $194.1 million at March 31, 2014. The increase resulted primarily from net proceeds from the second-step conversion of $163.2 million, and net income of $3.1 million, partially offset by cash dividends paid of $4.5 million.

           Non-accrual loans decreased $623,000, or 12.1%, to $4.5 million at September 30, 2014 from $5.1 million at March 31, 2014.  Included in non-accrual loans at September 30, 2014 were nine loans totaling $1.8 million that were current or less than 90 days delinquent but which were previously 90 days or more delinquent and on a non-accrual status until there is a sustained period of repayment performance (generally six months).  The percentage of nonperforming loans to total loans decreased to 0.73% at September 30, 2014, from 0.88% at March 31, 2014. This percentage is the lowest since December 31, 2011. The percentage of allowance for loan losses to nonperforming loans increased to 72.08% at September 30, 2014 from 59.84% at March 31, 2014.

            During the six months ended September 30, 2014, net charge-offs totaled $260,000 as compared to $86,000 during the six months ended September 30, 2013.  For the six months ended September 30, 2014, there were charge-offs on four one- to four-family residential real estate loans.  For the 2013 period, the charge-offs related to two one- to four-family residential real estate loans, net of a partial recovery from a private mortgage insurance claim on a loan charged-off in a previous quarter.

Income Statement Review

           Net interest income increased $786,000, or 13.6%, for the three months ended September 30, 2014, to $6.58 million, as compared to $5.80 million for three months ended September 30, 2013, reflecting an increase of $131.6 million in average net interest-earning assets coupled with an increase of 1 basis point in net interest margin.  Average interest-earning assets increased $128.8 million, or 12.9%, during the three months ended September 30, 2014, as compared to the three months ended September 30, 2013, which consisted of increases of $91.9 million in loans, $19.1 million in investment securities, and $33.5 million in other interest-earning assets, partially offset by a decrease of $15.7 million in mortgage-backed securities. The average balance of loans increased as the Bank continues to emphasize the growth of its loan portfolio (through originations, as supplemented by purchases) while repayment levels declined as fewer borrowers sought to refinance. Investment securities increased with the deployment of second-step conversion proceeds into higher-yielding agency and municipal securities. Other interest-earning assets increased as some funds received from the second-step conversion remained in cash and cash equivalents. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and other investment securities. Average interest-bearing liabilities decreased $2.8 million, or 0.3%, during the three months ended September 30, 2014, primarily as a result of a decrease of $51.5 million in deposits partially offset by an increase of $48.7 million in borrowings, mostly originated in late 2013, which were used primarily to fund loan growth.

         Net interest income increased $1.5 million, or 13.2%, for the six months ended September 30, 2014, to $12.98 million, as compared to $11.47 million for six months ended September 30, 2013, reflecting an increase of $106.2 million in average net interest-earning assets coupled with an increase of 1 basis point in net interest margin.  Average interest-earning assets increased $127.9 million, or 13.1%, during the six months ended September 30, 2014, as compared to the six months ended September 30, 2013, which consisted of increases of $107.0 million in loans, $14.5 million in investment securities, and $31.9 million in other interest-earning assets, partially offset by a decrease of $25.5 million in mortgage-backed securities. The average balance of loans increased as the Bank continues to emphasize the growth of its loan portfolio (through loan originations, as supplemented by purchased loans) while repayment levels declined as fewer borrowers sought to refinance. Investment securities increased with the deployment of second step conversion proceeds into higher-yielding agency and municipal securities. Other interest-earning assets increased as some funds received from the second-step conversion remained in cash and cash equivalents. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and other investment securities. Average interest-bearing liabilities increased $21.7 million, or 2.6%, during the six months ended September 30, 2014, primarily as a result of an increase of $62.1 million in borrowings, mostly originated in late 2013, which were used primarily to fund loan growth, partially offset by a decrease of $40.4 million in deposits.

        The provision for loan losses decreased $55,000, or 15.5%, to $301,000 for the three months ended September 30, 2014 as compared to $356,000 for the three months ended September 30, 2013, and $97,000, or 18.1%, to $439,000 for the six months ended September 30, 2014 as compared to $536,000 for the six months ended September 30, 2013. The decreases in the provision for loan losses for the three- and six-month periods ended September 30, 2014 were mainly the result of more favorable trends in qualitative factors for delinquencies included in the periodic review of the general valuation allowance.  During the periods ended September 30, 2014 and 2013, there also were normal recurring adjustments made to the historical loss and other qualitative factor components of the Bank’s general valuation allowance.

           Non-interest income increased $153,000, or 47.7%, to $474,000 for the three months ended September 30, 2014, as compared to $321,000 for the three months ended September 30, 2013. The increase was mainly due to a $102,000 gain on sale of available for sale securities being included in the 2014 period. Non-interest income decreased $382,000, or 31.7%, to $822,000 for the six months ended September 30, 2014, as compared to $1.20 million for the six months ended September 30, 2013. The decrease was mainly due to the inclusion of $464,000 of additional gains on sale of securities being included in the 2013 period.

           Non-interest expenses increased $908,000, or 25.1%, to $4.53 million for the three months ended September 30, 2014, as compared to $3.62 million for the three months ended September 30, 2013, and $1.37 million, or 18.8%, to $8.67 million for the six months ended September 30, 2014 as compared to $7.30 million for the same 2013 period.  The increases  for the three- and six-month periods were primarily the result of increases of $385,000, or 18.9%,  and $761,000, or 18.6%, respectively, in salaries and employee benefits,  $150,000, or 49.2%, and  $146,000, or 23.9%, respectively, in equipment expense, $162,000, or 76.8%, and $146,000, or 33.3%, respectively, in directors compensation, and $209,000, or 45.2%,  and $280,000, or 30.7%, respectively, in other miscellaneous expenses. The increases in salaries and employee benefits in the 2014 periods were mainly due to an increase in costs associated with the transition and expansion of our management team, along with normal annual salary and benefit expense increases, including an increase of $172,000 and $329,000, respectively, in employee stock ownership plan expense for the three- and six-month periods ended September 30, 2014. The increases in equipment expense for the three and six-month periods ended September 30, 2014 were related to $166,000 in expenditures associated with a core processor change, while the increases in directors’ compensation related to a charge recorded as a result of a lump sum payment from the directors’ retirement plan. Miscellaneous expenses include typical annual increases in operational expenses, as well as expenses associated with consultants and new investments in the Bank’s core business, and $140,000 in core processor change related expenses for the three- and six-month periods ended September 30, 2014.

 About Clifton Bancorp Inc.

           Clifton Bancorp Inc. is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey, which currently operates a total of 12 full-service banking offices in northeast New Jersey.

Forward-Looking Statements

           Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

            Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

            Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the  loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in its Annual Report on Form 10-K filed on June 6, 2014 in the Risk Factors section. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Selected Consolidated Financial Condition Data

	At September 30,	At March 31,
	2014	2014
	(In thousands)
Financial Condition Data:
Total assets	$1,211,527	$1,265,990
Loans receivable, net	617,024	584,507
Cash and cash equivalents	74,979	192,581
Securities	454,595	422,295
Deposits	731,070	763,912
FHLB advances	112,500	142,500
Stock subscription deposits	--	154,345
Total stockholders' equity	357,693	194,137

Selected Consolidated Operating Data
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands, except		(In thousands, except
	share and per share data)		share and per share data)
Operating Data:
Interest income	$8,899	$8,310	$17,611	$16,497
Interest expense	2,317	2,514	4,628	5,028
Net interest income	6,582	5,796	12,983	11,469
Provision for loan losses	301	356	439	536
Net interest income after provision for
loan losses	6,281	5,440	12,544	10,933
Non-interest income	474	321	822	1,204
Non-interest expenses	4,532	3,624	8,669	7,297
Income before income taxes	2,223	2,137	4,697	4,840
Income taxes	744	732	1,596	1,687
Net income	$1,479	$1,405	$3,101	$3,153
Basic earnings per share	$0.06	$0.06	$0.12	$0.12
Diluted earnings per share	$0.06	$0.05	$0.12	$0.12

Average shares outstanding - basic	25,333	25,309	25,289	25,294
Average shares outstanding - diluted	25,521	25,555	25,467	25,532

Average Balance Table
	Three Months Ended September 30,
	2014			2013
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$613,604	$5,799	3.78%	$521,682	$5,150	3.95%
Mortgage-backed securities	303,938	2,339	3.08%	319,670	2,546	3.19%
Investment securities	155,274	666	1.72%	136,191	573	1.68%
Other interest-earning assets	52,979	95	0.72%	19,459	41	0.84%
Total interest-earning assets	1,125,795	8,899	3.16%	997,002	8,310	3.33%

Non-interest-earning assets	101,666			70,792
Total assets	$1,227,461			$1,067,794

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$55,643	19	0.14%	$58,127	20	0.14%
Savings and Club accounts	139,394	61	0.18%	154,660	112	0.29%
Certificates of deposit	528,996	1,645	1.24%	562,805	1,868	1.33%
Total interest-bearing deposits	724,033	1,725	0.95%	775,592	2,000	1.03%
FHLB Advances	123,750	592	1.91%	75,000	514	2.74%
Total interest-bearing liabilities	847,783	2,317	1.09%	850,592	2,514	1.18%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	11,180			15,219
Other non-interest-bearing liabilities	11,412			13,988
Total non-interest-bearing liabilities	22,592			29,207

Total liabilities	870,375			879,799
Stockholders' equity	357,086			187,995
Total liabilities and stockholders' equity	$1,227,461			$1,067,794

Net interest income		$6,582			$5,796
Interest rate spread			2.07%			2.15%
Net interest margin			2.34%			2.33%
Average interest-earning assets
to average interest-bearing liabilities	1.33			1.17

	Six Months Ended September 30,
	2014			2013
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$604,559	$11,475	3.80%	$497,604	$9,962	4.00%
Mortgage-backed securities	304,918	4,704	3.09%	330,413	5,330	3.23%
Investment securities	146,552	1,256	1.71%	132,076	1,123	1.70%
Other interest-earning assets	50,454	176	0.70%	18,528	82	0.89%
Total interest-earning assets	1,106,483	17,611	3.18%	978,621	16,497	3.37%

Non-interest-earning assets	130,394			71,294
Total assets	$1,236,877			$1,049,915

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$56,243	37	0.13%	$57,865	43	0.15%
Savings and Club accounts	141,447	124	0.18%	146,688	203	0.28%
Certificates of deposit	531,409	3,281	1.23%	564,993	3,796	1.34%
Total interest-bearing deposits	729,099	3,442	0.94%	769,546	4,042	1.05%
FHLB Advances	127,500	1,186	1.86%	65,357	986	3.02%
Total interest-bearing liabilities	856,599	4,628	1.08%	834,903	5,028	1.20%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	11,967			14,415
Other non-interest-bearing liabilities	12,513			12,701
Total non-interest-bearing liabilities	24,480			27,116

Total liabilities	881,079			862,019
Stockholders' equity	355,798			187,896
Total liabilities and stockholders' equity	$1,236,877			$1,049,915

Net interest income		$12,983			$11,469
Interest rate spread			2.10%			2.17%
Net interest margin			2.35%			2.34%
Average interest-earning assets
to average interest-bearing liabilities	1.29			1.17

Asset Quality Data
	Six
	Months	Year
	Ended	Ended
	September 30,	March 31,
	2014	2014
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$3,071	$2,500
Provision for loan losses	439	777

Charge-offs	(260)	(222)
Recoveries	--	16
Net charge-offs	(260)	(206)

Allowance at end of period	$3,250	$3,071

Allowance for loan losses to total gross loans	0.53%	0.52%
Allowance for loan losses to nonperforming loans	72.08%	59.84%

	At September 30,	At March 31,
	2014	2014
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
One- to four-family real estate	$4,029	$4,848
Commercial real estate	443	247
Consumer real estate	37	37
Total nonaccrual loans	4,509	5,132
Real estate owned	--	--
Total nonperforming assets	$4,509	$5,132

Total nonperforming loans to total gross loans	0.73%	0.88%
Total nonperforming assets to total assets	0.37%	0.41%

Selected Consolidated Financial Ratios
Three Months Ended	Six Months Ended
September 30,	September 30,
Selected Performance Ratios (1):	2014	2013	2014	2013
Return on average assets	0.48%	0.53%	0.50%	0.60%
Return on average equity	1.66%	2.99%	1.74%	3.36%
Interest rate spread	2.07%	2.15%	2.10%	2.17%
Net interest margin	2.34%	2.33%	2.35%	2.34%
Non-interest expenses to average assets	1.48%	1.36%	1.40%	1.39%
Efficiency ratio (2)	64.23%	59.24%	62.80%	57.58%
Average interest-earning assets to average
interest-bearing liabilities	1.33	x	1.17	x	1.29	x	1.17	x
Average equity to average assets	29.09%	17.61%	28.77%	17.90%
Dividend payout ratio	102.64%	110.25%	146.53%	98.26%

Capital Ratios (3):
Core (tier 1) capital	20.61%	15.29%	20.61%	15.29%
Tier 1 risk-based capital	47.81%	35.66%	47.81%	35.66%
Total risk-based capital	48.46%	36.29%	48.46%	36.29%

(1) Performance ratio are annualized.
(2) Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale of assets.
(3) Ratios are for Clifton Savings Bank and subsidiary only.

Quarterly Data	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In thousands except shares and per share data)
Operating Data
Interest income	$8,899	$8,712	$8,657	$8,583	$8,310
Interest expense	2,317	2,311	2,343	2,491	2,514
Net interest income	6,582	6,401	6,314	6,092	5,796
Provision for loan losses	301	138	113	128	356
Net interest income after provision for
loan losses	6,281	6,263	6,201	5,964	5,440
Non-interest income	474	348	352	311	321
Non-interest expenses	4,532	4,137	4,171	3,613	3,624
Income before income taxes	2,223	2,474	2,382	2,662	2,137
Income taxes	744	852	825	907	732
Net income	$1,479	$1,622	$1,557	$1,755	$1,405

Share Data
Basic earnings per share	$0.06	$0.06	$0.06	$0.07	$0.06
Diluted earnings per share	$0.06	$0.06	$0.06	$0.07	$0.05
Dividends per share	$0.06	$0.12	$--	$0.06	$0.06
Average shares outstanding - basic	25,333	25,244	25,590	25,387	25,309
Average shares outstanding - diluted	25,521	25,413	25,817	25,643	25,555
Shares outstanding at period end	26,676	26,596	26,529	26,470	26,248

Financial Condition Data
Total assets	$1,211,527	$1,231,730	$1,265,990	$1,099,073	$1,082,866
Loans receivable, net	617,024	610,950	584,507	577,388	554,450
Cash and cash equivalents	74,979	85,042	192,581	11,901	14,812
Securities	454,595	470,605	422,295	450,203	456,023
Deposits	731,070	736,557	763,912	774,529	791,387
FHLB advances	112,500	127,500	142,500	122,500	92,500
Stock subscription deposits	--	--	154,345	--	--
Total stockholders' equity	357,693	356,491	194,137	191,460	188,521

Asset Quality:
Total nonperforming assets	$4,509	$5,595	$5,132	$4,561	$5,149
Total nonperforming loans to total gross loans	0.73%	0.89%	0.88%	0.79%	0.85%
Total nonperforming assets to total assets	0.37%	0.45%	0.41%	0.41%	0.48%
Allowance for loan losses	$3,250	$3,125	$3,071	$3,050	$2,950
Allowance for loan losses to total gross loans	0.53%	0.51%	0.52%	0.53%	0.53%
Allowance for loan losses to nonperforming loans	72.08%	57.12%	59.84%	66.87%	62.18%
Net charge-offs to average outstanding loans during the period	0.03%	0.01%	0.02%	0.00%	0.01%

As a result of the completion of the second-step conversion on April 1, 2014, share and per share data, as appropriate, was adjusted to reflect the
0.9791 exchange ratio for preceding periods.

Contact:                 Bart D’Ambra
(973) 473-2200